TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT is made as of the 23rd day of October, 2024, by and between BROWN BROTHERS HARRIMAN & CO. (“the “Transfer Agent”) and each of the Investment Companies Listed on Appendix A hereto, as the same may be amended from time to time (each a “Trust” and collectively the “Trusts”).

WHEREAS, the Trust is authorized to issue shares of beneficial interest (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Trust intends to initially offer Shares in one or more series, each as named in the attached Appendix A, which may be amended by the parties from time to time (such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 11 of this Agreement, being herein referred to as a “Portfolio,” and collectively as the “Portfolios”);

WHEREAS, each Portfolio will issue and redeem Shares only in aggregations of Shares known as “Creation Units” as described in the currently effective prospectus and statement of additional information of each Portfolio (collectively, the “Prospectus”);

WHEREAS, only those entities (“Authorized Participants”) that have entered into an Authorized Participant Agreement with the distributor of the Trust, currently Fidelity Distributors Corporation (the “Distributor”), are eligible to place orders for Creation Units with the Distributor;

WHEREAS, the Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York (“DTC”) or its nominee will be the record or registered owner of all outstanding Shares;

WHEREAS, Trust desires to appoint the Transfer Agent as transfer agent, dividend disbursing agent, index receipt agent and agent in connection with certain other activities; and

WHEREAS, Transfer Agent is willing to accept such appointment.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:

1.

TERMS OF APPOINTMENT

1.1 Subject to the terms and conditions set forth in this Agreement, the Trust and each Portfolio hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, transfer agent for the Creation Units and dividend disbursing agent of the Trust and each Portfolios.

1.2 Transfer Agency Services.  In accordance with procedures established from time to time by written agreement between the Trust and each Portfolio, as applicable, and the Transfer Agent, the Transfer Agent shall:

(i) establish each Authorized Participant’s account in the applicable Portfolio on the Transfer Agent’s recordkeeping system and maintain such account for the benefit of such Authorized Participant;

(ii) receive and process orders for the purchase of Creation Units, subject to a determination of acceptance by the Distributor or the Trust, and promptly deliver payment and appropriate documentation thereof to the custodian of the applicable Portfolio as identified by the Trust (the “Custodian”);

(iii) generate or cause to be generated and transmitted confirmation of receipt of such purchase orders to the Authorized Participants and, if applicable, transmit appropriate trade instruction to the National Securities Clearing Corporation (“NSCC”);

(iv) receive and process redemption requests and redemption directions, subject to a determination of acceptance by the Distributor or the Trust, and deliver the appropriate documentation thereof to the Custodian;

(v) with respect to items (i) through (iv) above, the Transfer Agent shall execute transactions directly with Authorized Participants and the Distributor or its agent;

(vi) at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies, if any, to the redeeming Authorized Participant as instructed by the Distributor or the Trust;

(vii) prepare and transmit by means of DTC’s book-entry system payments for any dividends and distributions declared by the Trust on behalf of the applicable Portfolio;

(viii) record the issuance of Shares of the applicable Portfolio and maintain a record of the total number of Shares of each Portfolio which are issued and outstanding; and provide the Trust on a regular basis with the total number of Shares of each Portfolio which are issued and outstanding but Transfer Agent shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares to determine if there are authorized Shares available for issuance or to take cognizance of any laws relating to, or corporate actions required for, the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust and each Portfolio; and, excluding DTC or its nominee as the record or registered owner, the Transfer Agent shall have no obligations or responsibilities to account for, keep records of, or otherwise related to, the beneficial owners of the Shares;

(ix) maintain and manage, as agent for the Trust and each Portfolio, such Portfolio’s bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, including but not limited to, the processing of Creation Unit purchases and redemptions and the payment of a Portfolio’s dividends and distributions.  The Transfer Agent may maintain such accounts at the bank or banks deemed appropriate by the Transfer Agent in accordance with applicable law;

(x) process any request from an Authorized Participant to change its account registration; and

(xi) except as otherwise instructed by the Trust, the Transfer Agent shall process all transactions in each Portfolio in accordance with the procedures mutually agreed upon by the Trust and the Transfer Agent with respect to the proper net asset value to be applied to purchase orders received in good order by the Transfer Agent or by the Trust or any other person or firm on behalf of such Portfolio or from an Authorized Participant before cut-offs established by the Trust.  The Transfer Agent shall report to the Trust any known exceptions to the foregoing.

(xii) The Transfer Agent shall not issue on behalf of a Portfolio any Creation Units where it has received an Instruction from the Trust or the Distributor or written notification from any federal or state authority that the sale of the Shares has been suspended or discontinued, and the Transfer Agent shall be entitled to rely upon such Instructions or written notification.

(xiii) Upon the issuance of Creation Units as provided herein, the Transfer Agent shall not be responsible for the payment of any original issue or other taxes, if any, required to be paid by a Portfolio or the Distributor in connection with such issuance.

(xiv) The Transfer Agent will act only upon Instruction from the Trust and/or the Distributor in addressing any failure in the delivery of cash, securities and/or Shares in connection with the creation and redemption of Creation Units. The Transfer Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder.

1.3 Additional Services.  In addition to, and neither in lieu of nor in contravention of the services set forth in Section 1.2 above, the Transfer Agent shall perform the following services:

(i) The Transfer Agent shall perform such other services for the Trust that are mutually agreed to by the parties from time to time, for which the Trust will pay such fees, charges and expenses as may be mutually agreed upon.  The provision of such services shall be subject to the terms and conditions of this Agreement.

(ii) DTC and NSCC.  The Transfer Agent shall: (a) accept and effectuate the registration and maintenance of accounts, and the purchase and redemption of Creation Units in such accounts, in accordance with instructions transmitted to and received by the Transfer Agent by transmission from DTC or NSCC on behalf of Authorized Participants; and (b) issue instructions to a Portfolio’s banks for the settlement of transactions between the Portfolio and DTC or NSCC (acting on behalf of the applicable Authorized Participant).

(iii) Services Related to the Monitoring of Cash Collateral. The Trust acknowledges that accepting cash collateral or cash in lieu from Authorized Participants in connection with Creation Unit activity entails a variety of risks (including market risk, counterparty risk and settlement risk), which the Trust retains notwithstanding the provision by the Transfer Agent of services related to monitoring of cash collateral.  The services provided by the Transfer Agent are administrative and do not change the nature of the relationship between a Portfolio and any Authorized Participant.  The Trust agrees that it bears all investment risk of any cash collateral posted by any Authorized Participant.  The Transfer Agent shall have no obligation with respect to determining adequacy or sufficiency of collateral required or received other than calling cash collateral in accordance with the terms set forth in the Participant Agreement and the Transfer Agent’s Operational Procedures.  The Trust agrees to cooperate with the Transfer Agent with respect to resolutions of issues or exceptions as they may arise with respect to collateral posted by Authorized Participants and agrees instruct the Transfer Agent as to any realization by a Portfolio upon cash collateral posted, including any measures to be taken by such Portfolio or the Manager, for example, buying in, of securities or Shares.  The Transfer Agent shall perform the following specific services:

(a)

Identify creation and redemption Creation Unit activity for which collateral is required, on a daily basis.

(b)

Calculate required collateral for creation and redemption on a daily basis in accordance with the collateral ratios set forth in the Participant Agreements, utilizing a market price from a third-party pricing source as mutually agreed upon.

(c)

Mark to market daily the value of such collateral positions using market prices from a third-party pricing source as mutually agreed/set forth on Appendix.

(d)

Communicate collateral requirements as determined in (b) and (c) to Authorized Participants as necessary.

(e)  Provide reporting as to open collateral positions and notify the Trust in the event of collateral delivered by Authorized Participants.

(f)

Establish Operational Procedures with the Trust and Authorized Participants (based upon the form provided by the Transfer Agent) which set forth the detailed requirements in connection with the processing requirements as to cash collateral posted by Authorized Participants.

1.4 Service Level Documents.  The Transfer Agent and the Trust may from time to time agree to document the manner in which they expect to deliver and receive the services contemplated by Sections 1.2 and 1.3 of this Agreement.  The parties agree that such document(s) (hereinafter referred to as “Service Level Document(s)”) reflect performance goals and any failure to perform in accordance with the provisions thereof shall not be considered a breach of contract that gives rise to contractual or other remedies, except as otherwise provided in this Section 1.4.  It is the intention of the parties that the sole remedy for failure to perform in accordance with the provisions of a Service Level Document, or any dispute relating to performance goals set forth in a Service Level Document, will be a meeting of the parties to resolve the failure pursuant to the consultation procedure described below.  Nothing in this Section 1.4 shall modify a party’s applicable standard of care under this Agreement.

If a party to this Agreement is consistently unable to meet the provisions of a Service Level Document, or in the event that a dispute arises relating to performance goals set forth in a Service Level Document, either party to this Agreement shall address any concerns it may have by requiring a consultation with the other party.  The purpose of the consultation procedure is to endeavor to resolve a consistent failure to meet the provisions of a Service Level Document.  If a consultation occurs pursuant to this Section 1.4, the parties must negotiate in good faith to endeavor to:

(i)

implement changes which will enable the Service Level Document provisions to be more regularly met;

(ii)

agree to alternative Service Level Document provisions which meet the party’s respective business requirements; or

(iii)

otherwise find a solution such that within 30 days after the consultation, the inability to meet the Service Level Document provisions may be less likely to occur in the future.

1.5 Authorized Persons.  The Trust and each Portfolio, hereby agrees and acknowledges that the Transfer Agent may rely on the current list of authorized persons, including the Distributor, as provided or agreed to by the Trust in writing and as may be amended from time to time (each, an “Authorized Person”), in receiving instructions to issue or redeem Creation Units.  The Trust and each Portfolio agrees and covenants for itself and each such Authorized Person that any order or sale of or transaction in Creation Units received by it after the order cut-off time as set forth in the Prospectus or such earlier time as designated by such Portfolio (the “Order Cut-Off Time”), shall be effectuated at the net asset value determined on the next business day or as otherwise required pursuant to the applicable Portfolio’s then-effective Prospectus, and the Trust or such Authorized Person shall so instruct the Transfer Agent of the proper effective date of the transaction.

1.6 Anti-Money Laundering and Client Screening.  In no event will the Transfer Agent be responsible for the Trust’s compliance with applicable anti-money laundering laws, rules and regulations, now or hereafter in effect, including applicable provisions of the USA PATRIOT Act of 2001 and the regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, as the same may be in effect from time to time.

1.7 State Transaction (“Blue Sky”) Reporting.  The Trust shall be solely responsible for its applicable “blue sky” compliance and state registration requirements.

1.8 Tax Law.  The Transfer Agent shall have no responsibility or liability for any obligations now or hereafter imposed on the Trust, a Portfolio, any Creation Units, any Shares, a beneficial owner thereof, an Authorized Participant or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax laws of any country or of any state or political subdivision thereof.  It shall be the responsibility of the Trust to notify the Transfer Agent of the obligations imposed on the Trust, a Portfolio, the Creation Units, the Shares, or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax law of countries, states and political subdivisions thereof, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting.

1.9 The Transfer Agent shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

2.

FEES AND EXPENSES

2.1 Fee Schedule.  For the performance by the Transfer Agent pursuant to this Agreement, the Trust and each of the Portfolios shall pay the Transfer Agent the fees, charges and expenses set forth in a written fee schedule agreed to by the parties.  The parties agree that the fees set forth in the fee schedule shall apply with respect to each Portfolio listed on Appendix A hereto as of the date hereof and to any Portfolios added to this Agreement that have requirements consistent with services then being provided by the Transfer Agent under this Agreement.  In the event that the Trust seeks to add a Portfolio with service requirements that are inconsistent with the services contemplated under this Agreement, the parties shall confer diligently and negotiate in good faith, and agree upon fees applicable to such Portfolio.

2.2 Invoices.  The Trust and each of the Portfolios agree to pay all fees, charges and expenses set forth in the fee schedule, within thirty (30) days following the receipt of the respective invoice, except for any fee or expense that is subject to good faith dispute.  In the event of such a dispute, the Trust may withhold that portion of the fee or expense subject to the good faith dispute.  The Trust shall notify the Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each invoice if the Trust is disputing any amounts in good faith.  The Trust shall settle such disputed amounts within five (5) days of the day on which the parties agree on the amount to be paid.

2.3 The Transfer Agent is authorized to and may employ, associate or contract with such person or persons as the Transfer Agent may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Transfer Agent and that the Transfer Agent shall be as fully responsible to each Trust for the acts and omissions of any such person or persons as it is for its own acts and omissions.

3.

REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

The Transfer Agent represents and warrants to the Trust that:

3.1 It is a Limited Partnership duly organized and existing under the laws of the State of New York.

3.2 It is duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), it will remain so registered for the duration of this Agreement, and it will promptly notify the Trust in the event of any material change in its status as a registered transfer agent, including if it is de-registered.

3.3 It is duly qualified to carry on its business in the Commonwealth of Massachusetts.

3.4 It is empowered under applicable laws and by its organizational documents to enter into and perform the services contemplated in this Agreement.

3.5 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

3.6 It is in compliance with all material federal and state laws, rules and regulations applicable to its transfer agency business and the performance of its duties, obligations and services under this Agreement.

3.7 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

REPRESENTATIONS AND WARRANTIES OF THE TRUST AND THE PORTFOLIOS

The Trust and each Portfolio represents and warrants to the Transfer Agent that:

4.1 The Trust is a statutory trust duly organized, existing and in good standing under the laws of its jurisdiction of organization.

4.2 The Trust is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

4.3 All requisite proceedings have been taken to authorize the Trust to enter into, perform and receive services pursuant to this Agreement.

4.4 The Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company.

4.5 A registration statement under the Securities Act of 1933, as amended (the “Securities Act”), is currently effective and will remain effective, and all appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale.

5.

DATA ACCESS AND PROPRIETARY INFORMATION

5.1

The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Trust by the Transfer Agent as part of the Trust’s ability to access certain Trust-related data (“Customer Information”) maintained by the Transfer Agent or another third party on databases under the control and ownership of the Transfer Agent (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or another third party.  In no event shall Proprietary Information include or be deemed to include shareholder information, information regarding Authorized Participants or the Confidential Information of the Trust, its Portfolios or its service providers.  In no event shall Customer Information be deemed Proprietary Information.  The Trust, on behalf of itself and each Portfolio, agrees to treat all Proprietary Information as property of the Transfer Agent and further agrees that it shall not divulge any Proprietary Information not otherwise lawfully made publicly available to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Trust agrees for itself, its officers, employees and trustees, on behalf of the Portfolios and their agents, to:

5.1.1

use such programs and databases solely on the Trust’s, or such agents’ computers, or solely from equipment at the location(s) agreed to between the Trust and the Transfer Agent, and solely in accordance with the Transfer Agent’s applicable user documentation;

5.1.2

refrain from copying or duplicating in any way (other than in the normal course of performing processing or maintenance on the Trust’s (or its agents’) computers or systems) the Proprietary Information;

5.1.3

refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s reasonable instructions;

5.1.4

refrain from purposefully causing or allowing Proprietary Information transmitted from the Transfer Agent’s computers to the Trust’s, or such agents’ computer to be retransmitted to any other computer facility or other location, except with the prior written consent of the Transfer Agent;

5.1.5

allow the Trust or such agents to have access only to those authorized transactions relating to the Trust and/or the Portfolios agreed upon by the Trust and the Transfer Agent; and

5.1.6

honor all reasonable written requests made by the Transfer Agent to protect, at the Transfer Agent’s expense, the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

5.2

Proprietary Information shall not include all or any portion of any of the foregoing items that are or become publicly available without breach of this Agreement; that are released for general disclosure by the Transfer Agent; or that are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

5.3

If the Trust notifies the Transfer Agent that any of the Data Access Services fail to operate in good working order, the Transfer Agent shall correct such failure in a reasonably timely manner based on the circumstances. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data, and the Trust agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN “AS IS, AS AVAILABLE” BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  For the avoidance of doubt, nothing in this Section 5 shall modify the Transfer Agent’s Standard of Care (as defined below) under this Agreement or the Transfer Agent’s obligations under Section 8.3 of this Agreement.

5.4

If the transactions available to the Trust include the ability to originate electronic instructions to the Transfer Agent in order to effect the transfer or movement of cash or Creation Units or transmit Authorized Participant information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent and agreed to in writing by the Trust from time to time.

5.5

Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section.

5.6

Notwithstanding any other provision to the contrary, the Trust may disclose Proprietary Information in the event that it is required to be disclosed by law or in a judicial or administrative proceeding, or by an appropriate regulatory authority reasonably believed to have jurisdiction over the Trust; provided that the Trust has given the Transfer Agent as much advance notice of the possibility of such disclosure as practical so the Transfer Agent may attempt to stop such disclosure or obtain a protective order concerning such disclosure.

5.7

Notwithstanding Section 5.1, the Trust (and any affiliate and/or permitted successor that agrees to be bound by the terms hereof) is granted a non-exclusive, non-transferable and perpetual right to use reports generated in connection with the Trust’s receipt of transfer agency services hereunder; provided, however, that (i) such use is limited to the Trust’s internal business purposes and (ii) such reports may not be re-distributed by the Trust except in the ordinary course of its business to Authorized Participants and internal organizations (including, for the avoidance of doubt, its affiliates and professional advisors, auditors or persons performing similar functions) for informational purposes.

6.

STANDARD OF CARE / LIMITATION OF LIABILITY

6.1

The Transfer Agent shall exercise reasonable care, prudence and diligence (the “Standard of Care”) in carrying out all of its duties and obligations under this Agreement, and shall be liable to the Trust or the Portfolios, as the case may be, for all losses, damages and expenses suffered or incurred by the Trust or the Portfolios resulting from the failure of the Transfer Agent to exercise the Standard of Care.

The parties agree that any encoding or payment processing errors shall be governed by this Standard of Care, and that Section 4-209 of the Uniform Commercial Code is superseded by this Section.

6.2 In no event shall the Transfer Agent or the Trust be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) arising in connection with this Agreement even if advised of the possibility of such damages.

6.3

The Transfer Agent shall not be held accountable or liable for any losses, damages or expenses the Trust or any shareholder or former shareholder of the Trust or any other person may suffer or incur arising from acts, omissions, errors or delays of the Transfer Agent in the performance of its obligations and duties as provided herein, including without limitation any error of judgment or mistake of law, except a damage, loss or expense resulting from the Transfer Agent’s willful malfeasance, bad faith or negligence in the performance of its  obligations and duties hereunder.

6.4

The Transfer Agent shall not be liable for any damages arising out of any misstatement or omission in the Portfolios’ Prospectus, shareholder reports, offering document or other information filed or made public by the Trust or the Distributor.

6.5

The Transfer Agent shall have no responsibility or liability for any obligations now or hereafter imposed on the Trust, a Portfolio, any Creation Units, any Shares, a beneficial owner thereof, an Authorized Participant in connection with the services provided by the Transfer Agent hereunder by the tax laws of any country or of any state or political subdivision thereof.  The Transfer Agent shall not be responsible for identifying the obligations imposed on the Trust, a Portfolio, the Creation Units, or the Shares in connection with the services provided by the Transfer Agent hereunder by the tax law of countries, states and political subdivisions thereof, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting.

6.6

Advice of Counsel. The Transfer Agent shall be entitled to receive and act upon advice of counsel on all matters.  The Transfer Agent shall be without liability for any action reasonably taken or omitted in good faith pursuant to the advice of (i) counsel for the applicable Trust, or (ii) at the expense of the Transfer Agent, such other counsel as the applicable Trust and the Transfer Agent may agree upon; provided however, with respect to the performance of any action or omission of any action upon such advice, the Transfer Agent shall be required to conform to the Standard of Care.

7.

INDEMNIFICATION

7.1

The Transfer Agent shall not be responsible for, and the Trust and each Portfolio shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees (including the defense of any lawsuit in which the Transfer Agent is a named party), payments, reasonable expenses and liability arising out of or attributable to:

(i) all actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

(ii) the Trust’s breach of any representation, warranty or covenant of the Trust hereunder;

(iii) the Trust’s lack of good faith, negligence or willful misconduct;

(iv) the reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (a) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, electronic data entry, electronic instructions or other similar means authorized by the Trust, and which have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust, including but not limited to any broker-dealer or previous transfer agent; (b) any instructions or requests of the Trust or any of their officers, employees, agents or subcontractors who have been designated by the Trust as Authorized Persons; (c) any instructions or opinions of legal counsel to the Trust or any Portfolio with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or (d) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(v) the offer or sale of Creation Units in violation of federal or state securities laws or regulations requiring that such Creation Units be registered, or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Creation Units;

(vi) the negotiation and processing of any checks, wires and ACH transmissions, including without limitation, for deposit into, or credit to, the Trust’s demand deposit accounts maintained by the Transfer Agent;

(vii) all actions relating to the transmission of Creation Unit or Authorized Participant data through the NSCC clearing systems, if applicable; and

(viii) any tax obligations under the tax laws of any country or of any state or political subdivision thereof, including taxes, withholding and reporting requirements, claims for exemption and refund, additions for late payment, interest, penalties and other expenses (including legal expenses) that may be assessed, imposed or charged against the Transfer Agent as transfer agent hereunder.

7.2

At any time the Transfer Agent may apply to any officer of the Trust for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and the Transfer Agent and its agents or subcontractors shall not be liable and shall be indemnified by the Trust and the applicable Portfolio for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel.  The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Trust or the applicable Portfolio, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Transfer Agent or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Trust and the Portfolios, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.

7.3

In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which the Trust may be required to indemnify the Transfer Agent, the Transfer Agent shall promptly notify the Trust of such assertion, and shall keep the Trust advised with respect to all material developments concerning such claim.  The Trust shall have the option to participate with the Transfer Agent in the defense of such claim or to defend against said claim in its own name.  The Transfer Agent shall in no case confess any claim or make any compromise in any case in which the Trust may be required to indemnify the Transfer Agent except with the Trust’s prior written consent which shall not be unreasonably withheld.

7.4

The Transfer Agent at its own expense will indemnify, defend and hold harmless the Trust harmless from any action brought against the Trust to the extent that it is based on a claim that any Data Access Services used within the scope of the Agreement infringes any patents, copyrights, license or other property rights (“IP Infringement Claims”), provided that:  (i) the Transfer Agent is given notice, in writing, within a reasonable period of time of the claim being asserted (provided, however, that failure to give notice within a reasonable period of time of the claim being asserted will not release the Transfer Agent from its indemnification liability except to the extent that the Transfer Agent suffered actual prejudice from such failure), (ii) the Transfer Agent is given the right to control the defense of the claim, lawsuit and other proceeding, to which the Trust shall provide reasonable cooperation to the Transfer Agent as requested and at the Transfer Agent’s expense, and in no event shall the Trust settle any claim, lawsuit or proceeding without the Transfer Agent’s prior written approval, and (iii) the Trust does not materially prejudice the Transfer Agent’s defense of such claim.  The Transfer Agent’s indemnity obligations shall not apply to the extent that the alleged infringement is caused by the Trust’s use of the Data Access Services in violation of the terms of this Agreement.  The parties hereby agree that, for purposes of the indemnity obligations of this Section 7.4, and subject to the disclaimer of special, indirect, incidental, punitive or consequential damages set forth in Section 6.2 of this Agreement, the Transfer’s Agent’s cumulative liability shall not be limited to any dollar amount.  The Transfer Agent and the Trust acknowledge that in an IP Infringement Claim a third party may claim it is entitled to obtain from the Trust special, indirect, incidental, punitive or consequential damages that are demonstrable and valid under applicable law, including lost profits, and that, notwithstanding the preceding sentence and Section 6.2 of this Agreement, in such cases, the Transfer Agent will indemnify the Trust pursuant to this Section 7.4.

8.

ADDITIONAL COVENANTS OF THE TRUST AND THE TRANSFER AGENT

8.1

The Trust shall promptly furnish to the Transfer Agent the following:

(i) A copy of the resolution of the Board of Trustees of the Trust certified by the Trust’s Secretary authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement.

(ii) A copy of the Declaration of Trust and By-Laws of the Trust and all amendments thereto.

8.2

The Transfer Agent hereby agrees to establish and maintain facilities and procedures for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

8.3

Records.  The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable.  To the extent required by Section 31 of the 1940 Act and the Rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Trust on and in accordance with its request.  Records may be surrendered in either written or machine-readable form in useable format mutually agreed to by the Transfer Agent and the Trust, at the option of the Transfer Agent.  The Transfer Agent shall provide the Trust with copies of periodic SOC 1 reports that include a review of the Transfer Agent’s operations that relate to the services provided hereunder.  To the extent the controls over services that are provided by the Transfer Agent are not covered by the Transfer Agent’s SOC 1 reports, the Transfer Agent gives the Trust permission to hire a third-party audit firm (or to use their own internal audit team) to perform testing procedures to assess the adequacy and effectiveness of those controls.  Notwithstanding the rights conferred by the preceding sentence, the Transfer Agent reserves the right to impose reasonable limitations on the number, frequency, timing and scope of the testing requested by the Trust so as to prevent or minimize any potential impairment or disruption of its operations, distraction of its personnel or breaches of security or confidentiality.  Nothing contained in this Section 8.3 shall obligate the Transfer Agent to provide access to or otherwise disclose:  (i) any information that is unrelated to the Trust and the provision of the services contemplated by the Agreement; (ii) any information which is treated as confidential under the Transfer Agent’s corporate policies, including, without limitation, internal audit reports, compliance or risk management plans or reports, work papers and other reports and information relating to management functions; or (iii) any other documents, reports or other information that the Transfer Agent is obligated to maintain in confidence as a matter of law or regulation.

10.

CONFIDENTIALITY AND PRIVACY

The Transfer Agent, the Trust and the Portfolios agree that each shall treat confidentially all Confidential Information provided by each party to the other party regarding its business and operations.  For purposes of this Agreement, “Confidential Information” shall mean any confidential or proprietary information, whether disclosed orally, visually or in writing, by way of any media, of a party to this Agreement or any Portfolio; any customer of a party to this Agreement or any Portfolio; or any third party which has disclosed such information to a party on a confidential basis, including but not limited to, a party’s, the Portfolios’, their respective customers’ or such third party’s business or financial affairs, trade secrets, intellectual property, technology, research and development, pricing, product plans, marketing plans or the terms or existence of this Agreement.  For the sake of clarity, Customer Information shall constitute Confidential Information the Trust and each Portfolio, as applicable.  All Confidential Information provided by a party hereto shall be used by the other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party.  Except as necessary for Transfer Agent's performance of services in accordance with this Agreement, Transfer Agent shall not: (a) sell, publish, transfer, or otherwise make Confidential Information of the Trust or any Portfolio available to any third party; (b) create a database (electronic or otherwise) that includes Confidential Information of the Trust or any Portfolio; or (c) anonymize or aggregate Confidential Information of the Trust or any Portfolio.  Any reformatting, modification, reorganization, aggregation, or adaptation of the Trust Confidential Information (in whole or in part) during its incorporation, storage or processing, or the creation of derivative works, from the Confidential Information of the Trust or any Portfolio, will remain Trust Confidential Information and will be subject to the terms of the Agreement. For clarity, if Confidential Information of the Trust or any Portfolio is required to be anonymized or aggregated to perform the Agreement, restrictions (a) and (b) still apply to the anonymized or aggregated Confidential Information of the Trust or any Portfolio.  Neither party will use or disclose Confidential Information for purposes other than the activities contemplated by this Agreement or except as required by law, court process or pursuant to the lawful requirement of a governmental agency (provided that, unless prohibited by law or regulation, promptly on receipt of any order compelling such disclosure, the disclosing party shall notify the non-disclosing party in writing of such requirement to disclose so that the non-disclosing party will have the opportunity to obtain a protective order) or if the party is advised by counsel that it may incur liability for failure to make a disclosure, or except at the request or with the written consent of the other party.  Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of Confidential Information relating to the other party to the disclosing party’s employees, contractors, agents, professional advisors, auditors or persons performing similar functions who need to know such information in connection with the performance of such functions solely to the extent required for the provision of the services to the Trust under this Agreement.

The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by a party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (iii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

The parties agree that disclosure of Confidential Information by the Transfer Agent will cause irreparable damage to the Trust and the Portfolios and, therefore, in addition to all other remedies available at law or in equity, the Trust and each Portfolio shall have the right to seek equitable and injunctive relief, and to recover the amount of damages (including reasonable attorneys’ fees and expenses) incurred in connection with such unauthorized use.  The Transfer Agent shall be liable under this Agreement to the Trust or Portfolios for any use or disclosure in violation of this section by its or its affiliates’ personnel, agents, subcontractors, attorneys, accountants, and other advisors.

The undertakings and obligations contained in this Section 9.1 shall survive the termination or expiration of this Agreement. The Transfer Agent shall, upon termination or expiration of this Agreement, or at any time on demand by the Trust or a Portfolio, promptly return to the Trust or Portfolio all Confidential Information together with any copies or reproductions thereof and destroy all related data in its computer and other electronic files.

11.

EFFECTIVE PERIOD AND TERMINATION

11.1.

This Agreement shall remain in full force and effect for a period of three (3) years from the date on which the initial Trust or Trusts commence operations (the “Initial Term”).  After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.

11.2.

During the Initial Term and thereafter, the Transfer Agent may, at its discretion, terminate this Agreement for cause with respect to any Trust by providing not less than sixty (60) days prior written notice to the Trust upon the occurrence of any of the following termination events:

(a)

the Trust’s material breach of a material provision of this Agreement that the Trust has either (i) failed to cure or (ii) failed to establish a remedial plan to cure that is reasonably acceptable, within sixty (60) days’ written notice of such breach;

(b)

the Trust has been convicted, pled guilty or pled no contest to criminal conduct in a criminal proceeding;

(c)

the Trust has been found to have materially violated federal or state law in an administrative or regulatory proceeding in a manner that directly relates to the products and services contemplated herein;

(d)

the Trust has encountered financial difficulties which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or the modification or alteration of the rights of creditors;

(e)

in the event of the appointment of a conservator or receiver for the Trust or upon the happening of a like event to the Trust at the direction of an appropriate agency or court of competent jurisdiction; or

(f)

the Trust (i) transfers fifty percent (50%) or more of any class of its voting securities, (ii) transfers all, or substantially all, of its assets to a non-affiliate, or (iii) attempts to assign this Agreement in violation of Section 12 of this Agreement.

Upon termination of this Agreement pursuant to this Section 10.2, the Trust shall pay the Transfer Agent its compensation due and shall reimburse the Transfer Agent for its costs, expenses and disbursements as set forth in the fee schedule.

11.3

During the Initial Term and thereafter, any Trust may, at its discretion, terminate this Agreement for cause by providing not less than sixty (60) days prior written notice to the Transfer Agent upon the occurrence of any of the following termination events:

(a)

the Transfer Agent’s material breach of a material provision of this Agreement that the Transfer Agent has either (i) failed or cure or (ii) failed to establish a remedial plan to cure that is reasonably acceptable, within sixty (60) days’ written notice of such breach;

(b)

the Transfer Agent has been convicted, pled guilty or pled no contest to criminal conduct in any criminal proceeding in connection with the provision of transfer agency services to any client;

(c)

the Transfer Agent has been found to have materially violated federal or state law in any administrative or regulatory proceeding provided such violation directly relates to the provision of transfer agency services to any client;

(d)

the Transfer Agent has encountered financial difficulties which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors;

(e)

in the event of the appointment of a conservator or receiver for the Transfer Agent or upon the happening of a like event to the Transfer Agent at the direction of an appropriate agency or court of competent jurisdiction;

(f)

the Transfer Agent (i) transfers fifty percent (50%) or more of any class of its voting securities, (ii) transfers all, or substantially all, of its assets to a non-affiliate, or (iii) attempts to assign this Agreement in violation of Section 12 of this Agreement; and

(g)

in the Trust’s reasonable opinion, the Transfer Agent has not achieved one or more of the performance measures set forth in any Service Level Document established pursuant to Section 1.4 of this Agreement, and a plan or revised plan has not been put into place in accordance with the following procedures:  In the event that the Trust reasonably believes that the Transfer Agent has not met one or more of the performance measures set forth in any Service Level Document during any calendar quarter or other period of measurement as may be set forth in any Service Level Document, the Trust may, in its discretion, submit a written deficiency notice to the Transfer Agent outlining the performance deficiencies (“Deficiency Notice”).  Such Deficiency Notice must be provided to the Transfer Agent within twenty (20) days of the end of such quarter or other period of measurement, as the case may be.  After receipt of such notice, the Transfer Agent shall present the Trust with a written plan to address the deficiencies set forth in the Deficiency Notice (the “Plan”). Such Plan must be provided to the Trust within thirty (30) days after receipt of the Deficiency Notice.  If the Transfer Agent fails to submit a Plan within such thirty (30) day period, the Trust may terminate the Agreement upon sixty (60) days written notice to the Transfer Agent. The Trust, in its discretion, may accept the Plan or reject the Plan (“Rejection Notice”).  Such Rejection Notice must be submitted to the Transfer Agent within fifteen (15) days after submission of the Plan.  If, within such fifteen (15) day period, the Trust fails to provide a Rejection Notice, it shall be presumed that Trust accepted the Plan.  In the event the Trust submits a Rejection Notice, the Transfer Agent shall submit a revised plan (“Revised Plan”) to the Trust.  Such Revised Plan must be provided to the Trust within thirty (30) after provision of the Rejection Notice.  If the Transfer Agent fails to submit a Revised Plan within such thirty (30) day period, the Trust may terminate the Agreement upon sixty (60) days written notice to the Transfer Agent.  The Trust, in its sole discretion, may accept the Revised Plan or reject the Revised Plan (“Denial Notice”).  Any Denial Notice must be submitted to the Transfer Agent within fifteen (15) days after provision of the Revised Plan.  If the Trust fails to provide a Denial Notice within such fifteen (15) day period, it shall be presumed that the Trust accepted the Revised Plan.  If the Trust provides a Denial Notice to the Transfer Agent, the Trust may, in its sole discretion, terminate this Agreement upon sixty (60) days written notice to the Transfer Agent.   Such termination notice must be submitted to the Transfer Agent within sixty (60) days after provision of the Denial Notice.

Upon termination of this Agreement pursuant to sub-sections (a) through (g) of this Section 10.3, the Trust shall pay the Transfer Agent its compensation due and shall reimburse the Transfer Agent for its costs, expenses and disbursements as set forth in the fee schedule.

In the event of: (i) the Trust’s termination of this Agreement with respect to itself or any Portfolio(s) for any reason other than as set forth in sub-sections (a) through (g) of this Section 10.3, or (ii) a transaction not in the ordinary course of business pursuant to which the Transfer Agent is not retained to continue providing services hereunder to the Trust or a Portfolio (or its respective successor), the Trust shall pay the Transfer Agent its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by the Transfer Agent with respect to the Trust or the Portfolio, as the case may be) and shall reimburse the Transfer Agent for its costs, expenses and disbursements as set forth in the fee schedule.  For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such as (a) the liquidation or dissolution of a Trust and distribution of the Trust’s assets as a result of the Board’s determination in its reasonable business judgment that the such Trust is no longer viable, (b) a merger of a Trust into, or the consolidation of a trust with, another entity, (c) the sale by a Trust of all, or substantially all, of the Trust’s assets to another entity, in each of (b) and (c) where the Transfer Agent is retained to continue providing services to the Trust (or its respective successor) on substantially the same terms as this Agreement.  Furthermore, if an affiliate of the Trust decides to perform the services contemplated by this Agreement itself, the Trust may terminate this Agreement with ninety (90) days’ written notice at any time after the effective date of this Agreement without obligation to make the payment required pursuant to this paragraph other than its compensation due through the date of termination and shall reimburse the Transfer Agent for its costs, expenses and disbursements as set forth in the fee schedule.

11.4

Termination of this Agreement with respect to any one particular Trust shall in no way affect the rights and duties under this Agreement with respect to any other Trust.

11.5

Should the Agreement be terminated by either party for any reason and if requested by a Trust, the Transfer Agent agrees to continue performing the services contemplated in this Agreement pursuant to the terms and conditions of this Agreement at the rates set forth in the then current fee schedule and for a reasonable period of time to be agreed upon by the parties in good faith, in order to provide for the orderly transition of services to an alternative service provider designated by the Trust so that, to the extent feasible, the services are maintained without interruption.  The Trust shall reimburse the Transfer Agent for additional costs (to be mutually agreed upon by the parties) which are reasonably incurred by the Transfer Agent in the transition.

12.

ADDITIONAL PORTFOLIOS

In the event that the Trust establishes one or more series of Shares in addition to the Portfolios listed on the attached Appendix A, with respect to which the Trust desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

13.

ASSIGNMENT

13.1

Except as provided in Section 13 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.  Any attempt to do so in violation of this Section shall be void.  Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

13.2

Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Trust and the Portfolios, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Trust and the Portfolios.  This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective permitted successors and assigns.

13.3

This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Trust.  Other than as provided in Section 13, neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

14.

SUBCONTRACTORS

The Transfer Agent may, without further consent on the part of the Trust, subcontract for the performance hereof to an affiliated party that is a transfer agent duly registered pursuant to Section 17A(c)(2) of the 1934 Act (“Section 17A(c)(2)”) upon notice to the Trust; provided, however, that the Transfer Agent shall remain liable to the Trust for the acts and omissions of any subcontractor under this Section as it is for its own acts and omissions under this Agreement.

The Transfer Agent shall not assign or subcontract for the performance hereof to any third party that is unaffiliated with the Transfer Agent without the prior written consent of the Trust.

15.

MISCELLANEOUS

15.1

Amendment.  This Agreement may be amended by a written agreement executed by both parties.

15.2

Governing Law.  This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts without regard to the conflicts of law provisions thereof.

15.3

Force Majeure.  The Transfer Agent shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

15.4

Survival.  All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

15.5

Severability.  If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

15.6

Priorities Clause.  In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

15.7

Waiver.  No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

15.8

Merger of Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

15.9

Counterparts.  This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

15.10

Reproduction of Documents.  This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process.  The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

15.11

Data Protection.  The Transfer Agent will implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Trust’s shareholders, employees, directors and/or officers that the Transfer Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder.  For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account.  Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

15.12

Business Continuity.  The Transfer Agent shall maintain in effect, at all times during the term of this Agreement, (i) periodic back-up of the computer files and data with respect to the Trusts and Portfolios; and (ii) emergency use of electronic data processing equipment to provide services under this Agreement.

15.13

Notices.  All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)

If to Transfer Agent, to:

Brown Brothers Harriman & Co.

50 Post Office Square

Boston, MA 02110

Attention: Christian Bolanos

Telephone: 617-772-1236

E-mail: christian.bolanos@bbh.com

(b)

If to the Trust, to:

c/o Fidelity Management & Research Company

245 Summer Street

Boston, MA  02210

Attn:  Treasurer of the Fidelity Funds

Telephone:  (617) 563-7000

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

BROWN BROTHERS HARRIMAN & CO.
By:	/s/Hugh Bolton
	Name:	Hugh Bolton
	Title:	Principal

EACH OF THE INVESTMENT COMPANIES LISTED ON APPENDIX A ATTACHED HERETO, ON BEHALF OF EACH OF THEIR RESPECTIVE PORTFOLIOS
By:	/s/Craig Brown
	Name:	Craig Brown
	Title:	Deputy Treasurer, Equity and High Income Funds

Transfer Agency and Service Agreement

Appendix A

LIST OF INVESTMENT COMPANIES

Effective as of November 19, 2024

Fund #	Trust	Portfolio
7726	Fidelity Covington Trust	Fidelity Enhanced Emerging Markets ETF
7725	Fidelity Covington Trust	Fidelity Enhanced U.S. All-Cap Equity ETF
7727	Fidelity Covington Trust	Fidelity Fundamental Developed International ETF
7729	Fidelity Covington Trust	Fidelity Fundamental Emerging Markets ETF
7728	Fidelity Covington Trust	Fidelity Fundamental Global ex US ETF

A-1